Exhibit 8.1

April 29, 2010

PRIVILEGED & CONFIDENTIAL

ATTORNEY/CLIENT COMMUNICATION

Cano Petroleum, Inc.

801 Cherry St., Suite 3200

Fort Worth, Texas  76102

RE:          Exhibit Tax Opinion to the S-4 Registration Statement Filed in Connection with the Proposed Merger Involving Resaca Exploitation, Inc., Resaca Acquisition Sub, Inc., and Cano Petroleum, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cano Petroleum, Inc., a Delaware corporation (“Cano”), in connection with the proposed merger (the “Merger”) of Resaca Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), that is, and at the Effective Time will be, a direct wholly-owned subsidiary of Resaca Exploitation, Inc., a Texas corporation (“Resaca”), with and into Cano, pursuant to the Agreement and Plan of Merger, dated September 29, 2009, among Resaca, Merger Sub, and Cano (as amended through the date hereof, the “Merger Agreement”).  At your request, we are rendering our opinion concerning certain United States federal income tax matters.  Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement.

This opinion is being furnished in connection with the proxy statement (as amended through the date hereof, the “Proxy Statement”) that constitutes part of the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed by Resaca on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that: (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement and in the Registration Statement were true, complete, and correct when made and will remain true, complete, and correct at all times up to and including the Effective Time; (iii) the statements and representations made by Resaca, Merger Sub and Cano in their respective officer’s certificates dated the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the Effective Time; and (iv) any statements and representations made in the Merger Agreement, the Registration Statement, and Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete, and correct without such qualification.  If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth in the Registration Statement, we are of the opinion that, under currently applicable United States federal income tax law, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Resaca, Merger Sub, and Cano will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) the statements of legal conclusion attributed to Thompson & Knight LLP in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” constitute our opinion as to the material U.S. federal income tax consequences of the Merger.

We express no opinion on any matter not specifically addressed above, including the tax consequences of the Merger under state, local, and non-United States laws.  Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position.  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform Cano of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing by Resaca of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules or regulations promulgated thereunder.

Respectfully submitted,

/s/ Thompson & Knight LLP

Thompson & Knight LLP